EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135440) pertaining to the 2005 Long Term Incentive Plan of Consolidated Communications Holdings, Inc. of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Consolidated Communications Holdings, Inc., and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Chicago, Illinois
March 14, 2008